Exhibit 4.29

EXECUTION VERSION

UNIQURE

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made and dated as of June 26, 2014 and is entered into by and among (i) UNIQURE BIOPHARMA B.V., a private limited liability company incorporated and existing under the laws of the Netherlands, having its corporate seat at Amsterdam, the Netherlands and registered at the trade register of the Chamber of Commerce for Amsterdam under number 34275365 (“uniQure”), (ii) UNIQURE IP B.V., a private limited liability company incorporated and existing under the laws of the Netherlands, having its corporate seat at Amsterdam, the Netherlands and registered at the trade register of the Chamber of Commerce for Amsterdam under number 34275369 (“uniQure IP”), (iii) each of the subsidiaries of uniQure identified on the Schedule 1 hereto and the signature pages hereof (uniQure, uniQure IP and such subsidiaries are hereinafter collectively referred to as “Borrower”), (iv) UNIQURE N.V. (formerly uniQure B.V.), a public limited company incorporated and existing under the laws of the Netherlands, having its corporate seat at Amsterdam, the Netherlands and registered at the trade register of the Chamber of Commerce for Amsterdam under number 54385229, solely a party hereto for purposes of Section 3.1(a)  (“uniQure Holdings”) and (v) HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Lender”).

RECITALS

A.                                    WHEREAS, Borrower, uniQure Holdings, and Lender are party to that certain Loan and Security Agreement dated as of June 13, 2013 (as the same may have been amended, modified, supplemented or restated and in effect from time to time, the “Existing Loan and Security Agreement”);

B.                                    WHEREAS, immediately prior to the effectiveness of this Amended and Restated Loan and Security Agreement, there is a Term Loan outstanding under the Existing Loan and Security Agreement in the aggregate principal amount of $10,000,000 (the “Existing Term Loan”);

C.                                    WHEREAS, Borrower desires to obtain financing to increase the aggregate amount of Term Loans to $20,000,000 (inclusive of the Existing Term Loan) for general corporate purposes permitted pursuant to the terms of this Amended and Restated Loan and Security Agreement;

D.                                    WHEREAS, the parties hereto desire to amend and restate the Existing Loan and Security Agreement upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Amended and Restated Loan and Security Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree that the Existing Loan and Security Agreement shall be amended and restated in its entirety to read as follows (it being agreed that this Amended and Restated Loan and Security Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of the Existing Term Loan under the Existing Loan and Security Agreement):

NOW, THEREFORE, Borrower and Lender agree as follows:

SECTION 1.                         DEFINITIONS AND RULES OF CONSTRUCTION

1.1                               Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Lender, US Borrower and a third party bank or other institution (including a Securities Intermediary) in which US Borrower maintains a Deposit Account or an account holding Investment Property and which grants Lender a perfected first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H.

“Additional End of Term Charge” has the meaning given to it in Section 2.6.

“Advance” means a Term Loan Advance.

“Advance Date” means the funding date of an Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Lender in substantially the form of Exhibit A.

“Agreement” means this Amended and Restated Loan and Security Agreement, as amended from time to time.

“Amortization Date” means January 1, 2016; provided that in Lender’s sole discretion,  such date may be extended to April 1, 2016.

“Assignee” has the meaning given to it in Section 11.12.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Lender is closed.

“Cash” means all cash and liquid funds.

“Change in Control” means any (i) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of uniQure Holdings, Borrower or any Subsidiary, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of uniQure Holdings, Borrower or any Subsidiary in which the holders of uniQure Holdings’ Borrower’s or Subsidiary’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether uniQure Holdings, Borrower or Subsidiary is the surviving entity, or (ii) sale or issuance by uniQure Holdings, Borrower of new shares of Preferred Stock of uniQure Holdings or Borrower to investors, none of whom are current investors in uniQure Holdings or Borrower, and such new shares of Preferred Stock are senior to all existing Preferred Stock and common stock of uniQure Holdings or Borrower with respect to liquidation preferences, and the aggregate liquidation preference of the new shares of Preferred Stock is more than fifty percent (50%) of the aggregate liquidation preference of all shares of Preferred Stock of uniQure Holdings or Borrower; provided, however, an Initial Public Offering shall not constitute a Change in Control.

“Closing Date” means June 13, 2013.

“Collateral” means the property described in Section 3.

“Collateral Documents” means the security documents described in Section 3.

“Confidential Information” has the meaning given to it in Section 11.11.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held by the Borrower pursuant to the laws of the Netherlands, or of any other country.

“Deposit Accounts” means any “deposit accounts,”,including any checking account, savings account, or certificate of deposit and any deposit account as defined in the UCC.

“End of Term Charge” is defined in Section 2.5.

“Event of Default” has the meaning given to it in Section 9.

“Existing Loan and Security Agreement” as defined in Recital A.

“Existing Term Loan” as defined in Recital B.

“Facility Charge” means one and one-quarter of one percent (1.25%) of the original principal amount of the Term Loan advanced on the Closing Date.

“Financial Statements” has the meaning given to it in Section 7.1.

“Funding Documents” means the following: (i) a certificate of good standing for US Borrower from its state of incorporation and from all other US jurisdictions in which it does business, and, if applicable under the laws of any non-US jurisdiction, a certificate of good standing or the equivalent for Borrower and US Borrower from all non-US jurisdictions in which such entity does business,  in each case where the failure to be qualified to do business would have a Material Adverse Effect; (ii) completed Schedules and Exhibits to this Agreement; (iii) executed originals of the following: (x) the Account Control Agreements, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated and (y) the Perfection Certificate; (iv) legal opinion of Lender’s counsel; (v) the insurance policies and/or endorsements required pursuant to Section 6.1 hereof; (vi) documents, releases, terminations, and other instruments as may be necessary or proper to release any creditor’s Lien in the Intellectual Property of Borrower including, without limitation, UCC financing statement amendments and appropriate filings with any appropriate register or authority in any jurisdiction; and (vii) and all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender.

“IFRS” are the International Financial Reporting Standards, a collection of guidelines and rules set by the International Accounting Standards Board (www.iasb.org) which are applicable to the circumstances as of the date of determination.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within sixty (60) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Initial Public Offering” means the initial firm commitment underwritten offering of uniQure Holdings common stock pursuant to a registration statement under the Securities Act of 1933 filed with and declared effective by the Securities and Exchange Commission.

“Insolvency Proceeding” is any proceeding by or against any Person under the Dutch Bankruptcy Act, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means any and all intellectual property rights in any country or jurisdiction, including but not limited to all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works, utility models, layout-designs (topographies) of integrated circuits, know-how, industrial designs, neighbouring rights, database rights or other rights in compilations of data, trade names, internet domain names, plant variety rights and any and all rights of a similar nature, either (i) now known, contemplated or unforeseen, (ii) having a statutory basis or existing under equity, common law or otherwise, (iii) registered, deposited, filed or not, and including any and all rights in connection with applications for or rights to apply for or acquire any and all of such rights.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Joinder Agreements” means for each Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advance made under this Agreement.

“Loan Documents” means this Agreement, the Notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Warrant Agreement, any intellectual property security agreement, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole,  other than in and of itself (x) the expenditure of cash in the ordinary course, or (y) adverse results of a clinical trial or program or the denial, delay or limitation of approval of, or taking of any other regulatory action by, the United States Food and Drug Administration or any other governmental entity with respect to any biologic product or drug; or (ii) the ability of Borrower to perform the Secured Obligations when due in accordance with the terms of the Loan Documents, or the ability of Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens

“Maximum Rate” shall have the meaning assigned to such term in Section 2.2.

“Note(s)” means a promissory note or promissory notes to evidence Lender’s Loans.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means any patent in the Netherlands or in any other country, all registrations and recordings thereof, and all applications for patents of, or rights corresponding thereto, in the Netherlands or any other country.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $250,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed $200,000 at any time outstanding, (viii) other Indebtedness in an amount not to exceed $100,000 at any time outstanding, and (ix) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by any agency or any country thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s board of directors; (viii) Investments consisting of employee travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business; (ix) Investments in newly-formed Subsidiaries organized in the Netherlands or any other country, provided that such Subsidiaries enter into a Joinder Agreement promptly after their formation by Borrower and execute such other documents as shall be reasonably requested by Lender; (xi) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $100,000 in the aggregate in any fiscal year; and (xii) other Investments that do not exceed $250,000 in the aggregate.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with IFRS; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business:  deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on equipment or software or other intellectual property constituting purchase money liens and liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”;  (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on cash or cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; and (xv) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (xi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of inventory in the normal course of business, (ii) exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business that could not result in a legal transfer of title of the licensed property (iii) dispositions of worn-out, obsolete or surplus equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower, (iv) other Transfers of assets having a fair market value of not more than $250,000 in the aggregate in any fiscal year and (v) the entering into the commercialization agreement, the co-development and license agreement and any other related documents by and among uniQure and Chiesi Farmaceutici S.p.A.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to uniQure Holdings’ or Borrower’s common stock.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.4.

“Prime Rate” means the “prime rate” as reported in The Wall Street Journal, and if not reported, then the prime rate most recently reported in The Wall Street Journal.

“Restatement Date” shall mean June 26, 2014.

“Second Advance End of Term Charge” is defined in Section 2.6.

“Second Advance Facility Charge” means one percent (1.00%) of the original principal amount of the aggregate principal amount of the Term Loans advanced pursuant to the Loan Documents.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Lender in its sole discretion.

“Subsequent Financing” means the closing of any Borrower financing which becomes effective after the Closing Date and results in aggregate proceeds to Borrower of at least Ten Million Dollars ($10,000,000).

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Term Loan” is each of and collectively (i) the Existing Term Loan in the original principal amount of $10,000,000 advanced by Lender to Borrower on the Closing Date and (ii) the term loan in the original principal amount of $10,000,000 advanced by Lender to Borrower on the Restatement Date.

“Term Loan Advance” means an advance of a Term Loan.

“Term Loan Interest Rate” means (i) for any day prior to the Restatement Date, a floating per annum rate of interest equal to the greater of either (a) eleven and eighty-five one-hundredths of one percent (11.85%), or (b) the sum of (1) eleven and eighty-five one-hundredths of one percent (11.85%), plus (2) the Prime Rate minus three and one quarter of one percent (3.25%) and (ii) for any day on or after the Restatement Date, a floating per annum rate of interest equal to the greater of either (a) ten and one quarter of one percent (10.25%), or (b) the sum of (1) ten and one quarter of one percent (10.25%), plus (2) the Prime Rate minus five and one quarter of one percent (5.25%).  The Term Loan Interest Rate will change from time to time on the day the Prime Rate changes.

“Term Loan Maturity Date” means June 30, 2018.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications with any appropriate register or authority in any jurisdiction.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“US Borrower” means uniQure, Inc., as identified on the Schedule 1 hereto.

“Warrant Agreement” means the Warrant Agreement dated as of September 20, 2013 by and between uniQure Holdings and Lender.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement.  Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with IFRS, and all financial computations hereunder shall be computed in accordance with IFRS, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2.                         THE LOANS

2.1                               Term Loans.

(a)                                 Advances.  Subject to the terms and conditions of this Agreement, Borrower (i) requested a Term Loan Advance in the original principal amount of $10,000,000, which advance was funded on the Closing Date and (ii) shall request a Term Loan Advance in the principal amount of $10,000,000 to be funded on the Restatement Date.  Proceeds of an Advance shall be deposited into an account that is subject to a security interest in favor of Lender, perfected by an Account Control Agreement.

(b)                                 Advance Request.  To obtain a Term Loan Advance, Borrower shall complete, sign and deliver to Lender an Advance Request (at least five Business Days before the Advance Date).  Lender shall fund a Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

(c)                                  Interest.  The principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed.  The Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.

(d)                                 Payment.  Borrower will pay interest on each Term Loan Advance on the first Business Day of each month, beginning the month after the applicable Advance Date.  Commencing on the Amortization Date, and continuing on the first Business Day of each month thereafter, Borrower shall repay the aggregate principal balance of Term Loan Advances that are outstanding in 30 equal monthly installments of principal and interest (mortgage style).  The entire outstanding principal balance of the Term Loan Advances and all accrued but unpaid interest hereunder, and all other Secured Obligations with respect to the Term Loan Advances, shall be due and payable on Term Loan Maturity Date.  Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under the Term Loan Advances.  Once repaid, the Term Loan Advances or any portion thereof may not be re-borrowed.

2.2                               Maximum Interest.  Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”).  If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows:  first, to the payment of the Secured Obligations consisting of the outstanding principal of the Term Loan Advances; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.3                               Default Interest.  In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c), plus five percent (5%) per annum In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c).

2.4                               Prepayment.  At its option upon at least five (5) Business Days prior notice to Lender, Borrower may prepay all, but not less than all, of the outstanding Advance by paying the entire outstanding principal balance, all accrued and unpaid interest thereon, all unpaid Lender’s fees and expenses accrued to the date of the repayment (including, without limitation, the End of Term Charge) together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: if such Advance amounts are prepaid in any of the first twelve (12) months following the Restatement Date, two percent (2.00%);  after twelve (12) months following the Restatement Date but prior to twenty four (24) months following the Restatement Date, one and one half percent (1.5%); and after twenty four (24) months following the Restatement Date but prior to the Term Loan Maturity Date, one percent (1%) (each, a “Prepayment Charge”).  Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances.  Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and all unpaid Lender’s fees and expenses accrued to the date of the repayment (including the End of Term Charge) together with a Prepayment Charge upon the occurrence of a Change in Control.

2.5                               End of Term Charge.  On the earliest to occur of (i) October 1, 2016, (ii) the date that Borrower prepays the outstanding Secured Obligations, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge equal to $345,000 (the

“End of Term Charge”).  Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

2.6                               Additional End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a additional charge equal to $250,000 (the “Second Advance End of Term Charge”).  Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Restatement Date.

2.7                               Notes.  If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any person who is an assignee of Lender pursuant to Section 11.12) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Loans.

2.8                               Commitment Fee; Facility Charge. The parties acknowledge and agree that Borrower paid to Lender (i) a commitment fee of $45,000 on or before the Closing Date, and that such commitment fee was fully earned on the Closing Date and non-refundable regardless of the early termination of this Agreement and (ii) the Facility Charge of $125,000 on the Closing Date, and that such Facility Charge was fully earned on the Closing Date and non-refundable regardless of the early termination of this Agreement.

SECTION 3.                         SECURITY INTEREST

3.1                               As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations:

(a)                                 uniQure Holdings grants to Lender a first ranking right of pledge on its shares in uniQure and uniQure IP;

(b)                                 uniQure grants to Lender a first ranking right of pledge on its shares in its Dutch subsidiaries identified on the Schedule 1 hereto and a security interest in 100% of the capital stock of US Borrower;

(c)                                  Borrower (excluding US Borrower) grants to Lender a first ranking right of pledge on its (a) trade, intercompany and insurance receivables; (b) movable assets and (c) Deposit Accounts; and

(d)                                 US Borrower grants to Lender a security interest in all of US Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired:  (a) receivables; (b) equipment; (c) fixtures; (d) general intangibles (except as described below); (e) inventory; (f) Investment property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of US Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, US Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Lender; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing (collectively, the “Collateral”).

3.2                               Notwithstanding anything in this Agreement or any other Loan Document to the contrary, in no event shall the Collateral include, and the Borrower shall not be deemed to have granted a security interest in: (i) Intellectual Property; provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”); or (ii) any of the Borrower’s rights or interests in or under, any license, contract, permit, instrument, security or franchise to which the Borrower is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract, permit, instrument, security or franchise, result in a breach of the terms of, or constitute a default under, such license, contract, permit, instrument, security or franchise (other than to the extent that any such term would be rendered ineffective pursuant to the UCC or any other applicable law (including the Dutch and the United States Bankruptcy Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision the Collateral shall include, and the Borrower shall be deemed to have granted a security interest in, all the rights and interests described in the foregoing clause (ii) as if such provision had never been in effect. Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment.

SECTION 4.                         CONDITIONS PRECEDENT TO LOANS

The obligation of Lender to make the Term Loan Advances hereunder is subject to the satisfaction by Borrower of the following conditions, which conditions were satisfied or waived by Lender on or prior to the applicable Advance Date:

4.1                               Closing Documents.  On or prior to the Advance Date, Borrower shall have delivered to Lender the following:

(a)                                 executed originals of the Loan Documents, the Collateral Documents and the ACH Authorization;

(b)                                 copies of resolutions of Borrower’s board of directors and general meeting of shareholders evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents;

(c)                                  copies of the current articles of association of Borrower;

(d)                                 Second Advance Facility Charge on the Restatement Date and reimbursement of Lender’s current expenses reimbursable pursuant to this Agreement; and

(e)                                  receipt of the Funding Documents and satisfaction of all conditions precedent thereto;

(f)                                   Lender shall have received (i) an Advance Request for the relevant Advance as required by 2.2(b), duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Lender may reasonably request.

(g)                                  The representations and warranties set forth in this Agreement and in Section 5 shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(h)                                 Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(i)                                     The Advance Request shall be deemed to constitute a representation and warranty by Borrower on the Advance Date as to the matters specified in Section 4.2 and as to the matters set forth in the Advance Request.

The parties acknowledge and agree that the Collateral Documents were executed and delivered by Borrower to Lender on the Closing Date.

4.2                               No Default.  As of the Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5.                         REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1                               Corporate Status.  Borrower is a private limited liability company duly incorporated and existing under the laws of the Netherlands, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect.  Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date. US Borrower is corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect.

5.2                               Collateral.  Borrower owns the Collateral (other than that described in Section 3.1(a)) and the Intellectual Property, free of all Liens, except for Permitted Liens.  Borrower has the power and authority to grant to Lender a Lien in the Collateral (other than that described in Section 3.1(a)) as security for the Secured Obligations.

5.3                               Consents.  Borrower’s execution, delivery and performance of the Notes (if any), this Agreement and all other Loan Documents,(i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s articles of association, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any contract or agreement or require the consent or approval of any other Person which has not already been obtained.  The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4                               Material Adverse Effect.  No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5                               Actions Before Governmental Authorities.  Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property (i) which seek to prevent, enjoin, hinder or delay the transactions contemplated by the Loan Documents or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would reasonably be expected to, individually or in the aggregate, have a material adverse effect on Borrower’s business.

5.6                               Laws.  Borrower, to its knowledge,  is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect.  Borrower, to its knowledge, is not in default in any manner under any provision of any agreement or instrument evidencing indebtedness, or any other material agreement to which it is a party or by which it is bound and for which such default would reasonably be expected to have a material adverse effect on Borrower’s business.

5.7                               Information Correct and Current.  No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Lender shall be (i) provided in good faith and based on the most current data and information available to Borrower, (ii) the most current of such projections provided to Borrower’s board of directors, and (iii) are based on reasonable assumptions not viewed as facts and that actual results during the period or periods covered by such projections and forecast may differ from the projected or forecasted results.

5.8                               Tax Matters.  Except as described on Schedule 5.8, (a) Borrower has filed all federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9                               Intellectual Property Claims.  Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property.  Except as described on Schedule 5.9, (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made in writing to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses and other licenses for over-the-counter software), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10                        Intellectual Property.  Except as described on Schedule 5.10, Borrower has, or in the case of any proposed business, will have, all material rights with respect to Intellectual Property necessary in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower.  Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are necessary in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.11                        Borrower Products.  Except as described on Schedule 5.11, no Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material manner Borrower’s use, transfer or licensing thereof or that may materially affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products.  Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim.  To

Borrower’s knowledge, neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.

5.12                        Financial Accounts.  Exhibit E, as may be updated by the Borrower in a written notice provided to Lender after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13                        Employee Loans.  Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.

5.14                        Capitalization and Subsidiaries.  Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto.  Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments.  Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

5.15                        Centre of main interests and establishments. Borrower has its’ “centre of main interests” (as that term is used in article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings) in the Netherlands.

SECTION 6.                         INSURANCE; INDEMNIFICATION

6.1                               Coverage.  Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business.  Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3.  Borrower must maintain a minimum of $1,000,000 of commercial general liability insurance for each occurrence and $2,000,000 in the aggregate.  Borrower has and agrees to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate.  So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.  Borrower shall also carry and maintain a fidelity insurance policy in an amount not less than $100,000.

6.2                               Certificates.  Borrower shall deliver to Lender certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2.  Borrower’s insurance certificate shall state Lender is an additional insured for commercial general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, a loss payee for fidelity insurance, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer, unless any right under the liability insurance is restricted from being pledged under Section 7:954(4) of the Dutch Civil Code.  Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and fidelity.  Unless an Event of Default shall have occurred and be continuing, all insurance proceeds shall be paid or turned over to Borrower.  All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Lender of cancellation or any other change adverse to Lender’s interests.  Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.

6.3                               Indemnity.  Borrower agrees to indemnify and hold Lender and its officers, directors, employees, agents, in-house attorneys, representatives and shareholders harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable documented attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by Lender or any such Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims resulting solely from Lender’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.

SECTION 7.                         COVENANTS OF BORROWER

Borrower agrees as follows:

7.1                               Financial Reports.  Borrower shall furnish to Lender the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)                                 as soon as practicable (and in any event within 30 days) after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with IFRS, except (i) for the absence of footnotes, (ii) that they are subject to normal year-end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b)                                 as soon as practicable (and in any event within 45 days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect,  certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with IFRS, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments; as well as the most recent capitalization table for Borrower, including the weighted average exercise price of employee stock options;

(c)                                  as soon as practicable (and in any event within one hundred fifty (150) days) after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Lender, accompanied by any management report from such accountants;

(d)                                 as soon as practicable (and in any event within 30 days) after the end of each month, a Compliance Certificate in the form of Exhibit F;

(e)                                  promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that US Borrower has made available to holders of its capital stock and copies of any regular, periodic and special reports or registration statements that US Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange, including;

(f)                                   notify Lender in writing at least two (2) weeks in advance of the time and place of any regularly scheduled meeting of the board of Directors of Borrower (including without limitation telephone, conference call and video meetings).  Borrower shall give Lender copies of all notices, minutes, consents and other materials the Borrower provides to its directors in connection with said meetings;

(g)                                  Borrower at all times shall maintain cash and/or cash equivalents on deposit in a deposit or security account located in the United States that is subject to an Account Control Agreement of at least the lesser of (i) $20,000,000 or (ii) 50% of all of the worldwide cash and cash equivalents of the Borrower;

(h)                                 financial and business projections promptly following their approval by Borrower’s board of Directors, as well as budgets, operating plans and other financial information with respect to Borrower or its Subsidiaries reasonably requested by Lender;

(i)                                     Borrower shall not make any change in its (a) accounting policies or reporting practices except in accordance with IFRS, or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31; and

(j)                                    The executed Compliance Certificate may be sent via facsimile to Lender at (650) 473-9194 or via e-mail to BJadot@HTGC.com.  All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to BJadot@HTGC.com and BBang@HTGC.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (866) 468-8916, attention Chief Credit Officer.

7.2                               Management Rights.  Borrower shall permit any representative that Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours.  In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records.  In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower.  Such consultations shall not unreasonably interfere with Borrower’s business operations.  The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over Borrower’s management or policies.

7.3                               Further Assurances.  Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Lender’s Lien on the Collateral.  Borrower shall from time to time procure any instruments or documents as may reasonably be requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby.  In addition, and for such purposes only, Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents necessary to grant, perfect and give the highest priority to Lender’s Lien on the Collateral without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower.  Borrower shall protect and defend Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to Borrower or Lender other than Permitted Liens.

7.4                               Indebtedness.  Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion.

7.5                               Collateral.  Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting the Collateral, the Intellectual Property, such other property and assets, or any Liens thereon.  Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting such Subsidiary’s assets.  Borrower shall not agree with any Person other than Lender not to encumber its property.

7.6                               Investments.  Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7                               Distributions.  Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans, stock option plans or agreements, restricted stock agreements or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $250,000 in the aggregate or (d) waive, release or forgive any indebtedness owed by any employees, officers or directors in excess of $250,000 in the aggregate.

7.8                               Transfers.  Except for Permitted Transfers, Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of their assets.

7.9                               Mergers or Acquisitions.  Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (i) a Subsidiary into Borrower, or (ii) of a Subsidiary which is not a Borrower into any Subsidiary or into Borrower, provided, in each case, that with respect to any merger into Borrower, Borrower is the surviving entity) or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.10                        Taxes.  Borrower and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom.  Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral.  Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with IFRS.

7.11                        Corporate Changes.  Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Lender.  Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Lender; and (ii) such relocation shall be within the Netherlands.  Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (x) sales of movable assets in the ordinary course of business, (y) relocations of movable assets having an aggregate value of up to $250,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Lender, (ii) such relocation is within the Netherlands and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Lender.

7.12                        Deposit Accounts.  Neither Borrower nor any Subsidiary shall maintain any Deposit Accounts (other than payroll, trust or escrow accounts), or accounts holding Investment Property, except with respect to which Lender has an Account Control Agreement and/or a first ranking right of pledge.

7.13                        Subsidiaries.  Borrower shall notify Lender of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause any such Subsidiary to execute and deliver to Lender a Joinder Agreement.

7.14                        Pensions. Borrower shall ensure that all pension schemes operated by or maintained for the benefit of members of the group and/or any of their employees are funded to the extent required by applicable law and regulations where failure to do so would be reasonably likely to have a Material Adverse Effect.

7.15                        [Reserved].

SECTION 8.                         RIGHT TO INVEST

8.1                               Lender or its assignee or nominee shall have the right, in its discretion, to participate in any Subsequent Financing in an amount of up to Two Million Dollars ($2,000,000) on the same terms, conditions and pricing afforded to others participating in any such Subsequent Financing.

SECTION 9.                         EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1                               Payments.  Borrower fails to pay any amount when due under this Agreement or any of the other Loan Documents; or

9.2                               Covenants.  Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.1(g), 7.5, 7.6, 7.7, 7.8 or 7.9) such default continues for more than fifteen (15) days after the earlier of the date on which (i) Lender has given notice of such default to Borrower and (ii)

Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.1(g), 7.5, 7.6, 7.7, 7.8 or 7.9, the occurrence of such default; or

9.3                               Material Adverse Effect.  A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; or

9.4                               Other Loan Documents.  The occurrence of any default under any Loan Document and such default continues for more than ten (10) days after the earlier of (a) Lender has given notice of such default to Borrower, or (b) Borrower has actual knowledge of such default; or

9.5                               Representations.  Any material representation or warranty made by Borrower or uniQure Holdings in any Loan Document shall have been false or misleading in any material respect; or

9.6                               Insolvency.  Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.7                               Attachments; Judgments.  Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets (and such attachment, seizure or levy is not lifted or released within 30 days), or a judgment or judgments (no longer subject to appeal) is/are entered for the payment of money, individually or in the aggregate, of at least $250,000, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or

9.8                               Other Obligations.  The occurrence of any default (beyond any applicable grace, appeal or cure periods) under any agreement or obligation of Borrower involving any

Indebtedness in excess of $250,000, or the occurrence of any default by the Borrower under any agreement or obligation of Borrower that could reasonably be expected to have a Material Adverse Effect.

SECTION 10.                  REMEDIES

10.1                        General.  Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.6, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account.  Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the laws of the Netherlands, the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral.

10.2                        Collection; Foreclosure.  Unless otherwise agreed in the Collateral Documents, upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect.  Any such sale may be made either at public or private sale at its place of business or elsewhere.  Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower.  Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower.  The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and

Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3                        No Waiver.  Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

10.4                        Cumulative Remedies.  The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative.  The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

SECTION 11.                  MISCELLANEOUS

11.1                        Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2                        Notice.  Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

If to Lender:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer and Mr. Bryan Jadot
400 Hamilton Avenue, Suite 310
Palo Alto, California 94301
Facsimile: 650-473-9194
Telephone: 650-289-3060

If to Borrower:	uniQure Biopharma B.V.
Board of Directors
Attention: Chief Executive Officer
Meibergdreef 61
1105 BA Amsterdam
The Netherlands

P.O. Box 22506
1100 DA Amsterdam
The Netherlands
Facsimile: +31 (0) 20 566 9272
Tel: +31 (0) 20 566 7394

or to such other address as each party may designate for itself by like notice.

11.3                        Entire Agreement; Amendments.  This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s proposal letter dated March 29, 2014).  None of the terms of this Agreement or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.

11.4                        No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5                        No Waiver.  The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers.  No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

11.6                        Survival.  All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

11.7                        Successors and Assigns.  The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any).  Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect.  Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Lender’s successors and assigns.

11.8                        Governing Law.  This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the Netherlands.

11.9                        Jurisdiction.  The courts (Rechtbank) of Amsterdam, the Netherlands, subject to ordinary appeal and final appeal shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes arising out of or in connection with this Agreement and the other Loan Documents (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) and, for such purposes, each of the parties hereto irrevocably submits to the exclusive jurisdiction of such courts.  This Section is for the benefit of the Lender only.  As a result, the Lender may take proceedings relating to a dispute in any other courts with jurisdiction.  To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

11.10                 Professional Fees.  Borrower promises to pay Lender’s documented out-of-pocket fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable documented attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable documented attorneys’ and other professionals’ fees and expenses (including fees and expenses of in-house counsel) incurred by Lender after the Closing Date in connection with or related to:  (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.11                 Confidentiality.  Lender acknowledges that all financial statements provided to Lender by Borrower and certain items of Collateral and information provided to Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”).  Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Lender’s security interest in the Collateral shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender may disclose any such information:  (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after the occurrence and during the continuance of an Event of Default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan Documents.

11.12                 Assignment of Rights.  Borrower acknowledges and understands that Lender may sell and assign all or part of its interest hereunder and under the Loan Documents to any person or entity (an “Assignee”).  After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given.  No such assignment by Lender shall relieve Borrower of any of its obligations hereunder.  Lender agrees that in the event of any transfer by it of the Note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.13                 Revival of Secured Obligations.  This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender.  The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.

11.14                 Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.15                 Publicity.

(a)                                 Borrower consents to the publication and use by Lender and any of its member businesses and affiliates of (i) Borrower’s name (including a brief description of the relationship between Borrower and Lender) and logo for use on Lender’s website and as required for the purposes of filings with or reports to governmental authorities required by law, and (ii) after review and approval by Borrower (a) Borrower’s name and a hyperlink to Borrower’s web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Lender Publicity Materials”); (b) the names of officers of Borrower in the Lender Publicity Materials; and (c) Borrower’s name, trademarks or servicemarks in any news release concerning Lender.

(b)                                 Neither Borrower nor any of its member businesses and affiliates shall, without Lender’s consent, publicize or use, for any purpose other than filings with or reports to governmental authorities required by law and the rules of any applicable securities commission or securities exchange, (i) Lender’s name (including a brief description of the relationship between Borrower and Lender), logo or hyperlink to Lender’s web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Borrower Publicity Materials”); (ii) the names of officers of Lender in the Borrower Publicity Materials; and (iii) Lender’s name, trademarks, servicemarks in any news release concerning Borrower.

11.16                 Existing Loan and Security Agreement Amended and Restated.  Upon satisfaction of the conditions precedent to the effectiveness of this Agreement, (a) this Agreement shall amend and restate the Existing Loan and Security Agreement in its entirety (except to the extent that definitions from the Existing Loan and Security Agreement are incorporated herein by reference) and (b) the rights and obligations of the parties under the Existing Loan and Security Agreement shall be subsumed within, and be governed by, this Agreement; provided, however, that the Borrower hereby agrees that all Secured Obligations of the Borrower under, and as defined in, the Existing Loan and Security Agreement and the other Loan Documents shall remain outstanding, shall constitute continuing Secured Obligations secured by the Collateral, and this Agreement shall not be deemed to evidence or result in a novation or repayment and re-borrowing of such obligations and other liabilities.  Borrower hereby acknowledges and reaffirms each and every Loan Document entered into in connection with the Existing Loan and Security Agreement and acknowledges that each such Loan Document remains in full force and effect and enforceable against Borrower in accordance with its respective terms after giving effect to the execution and delivery of this Agreement without further action by Lender, Borrower or any other Person. All reference to the “Loan and Security Agreement” in each such Loan Document shall be deemed to be a reference to this Agreement.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

UNIQURE BIOPHARMA B.V.

Signature:	/s/ JÖRN ALDAG

Print Name:	Jörn Aldag

Title:	CEO

UNIQURE IP B.V.

Signature:	/s/ JÖRN ALDAG

Print Name:	Jörn Aldag

Title:	CEO

UNIQURE N.V. (formerly uniQure B.V.), solely a party hereto for purposes of Section 3.1(a)

Signature:	/s/ JÖRN ALDAG

Print Name:	Jörn Aldag

Title:	CEO

UNIQURE RESEARCH B.V.*

Signature:	/s/ JÖRN ALDAG

Print Name:	Jörn Aldag

Title:	CEO

UNIQURE ASSAY DEVELOPMENT B.V.*

Signature:	/s/ JÖRN ALDAG

Print Name:	Jörn Aldag

Title:	CEO

UNIQURE QA B.V.*

Signature:	/s/ JÖRN ALDAG

Print Name:	Jörn Aldag

Title:	CEO

UNIQURE PROCESS DEVELOPMENT B.V.*

Signature:	/s/ JÖRN ALDAG

Print Name:	Jörn Aldag

Title:	CEO

* Wholly-owned subsidiary of uniQure Biopharma B.V.

UNIQURE MANUFACTURING B.V.*

	Signature:	/s/ JÖRN ALDAG

	Print Name:	Jörn Aldag

	Title:	CEO

UNIQURE NON CLINICAL B.V.*

	Signature:	/s/ JÖRN ALDAG

	Print Name:	Jörn Aldag

	Title:	CEO

UNIQURE CLINICAL B.V.*

	Signature:	/s/ JÖRN ALDAG

	Print Name:	Jörn Aldag

	Title:	CEO

UNIQURE, INC.

	Signature:	/s/ JÖRN ALDAG

	Print Name:	Jörn Aldag

	Title:	CEO

Accepted in Palo Alto, California:
LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

	Signature:	/s/ BEN BANG

	Print Name:	Ben Bang

	Title:	Senior Counsel

* Wholly-owned subsidiary of uniQure Biopharma B.V.

Table of Addenda, Exhibits and Schedules

Exhibit A:	Advance Request
Attachment to Advance Request

Exhibit B:	Note

Exhibit C:	Name, Locations, and Other Information for Borrower

Exhibit D:	Borrower’s Patents, Trademarks, Copyrights and Licenses

Exhibit E:	Borrower’s Deposit Accounts and Investment Accounts

Exhibit F:	Compliance Certificate

Exhibit G:	Joinder Agreement

Exhibit H:	ACH Debit Authorization Agreement

Schedule 1	Subsidiaries
Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments
Schedule 1C	Existing Permitted Liens
Schedule 5.3	Consents, Etc.
Schedule 5.5	Actions Before Governmental Authorities
Schedule 5.8	Tax Matters
Schedule 5.9	Intellectual Property Claims
Schedule 5.10	Intellectual Property
Schedule 5.11	Borrower Products
Schedule 5.14	Capitalization

EXHIBIT A

ADVANCE REQUEST

To: Lender:	Date: ,
201

Hercules Technology Growth Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Attn:

UNIQURE BIOPHARMA B.V., a                            (“uniQure”), (ii) UNIQURE IP B.V., a                           (“uniQure IP”), (iii) each of the subsidiaries of uniQure identified on the Schedule 1 to the Agreement hereinafter referred to and the signature pages thereof (uniQure, uniQure IP and such subsidiaries are hereinafter collectively referred to as “Borrower”) (“Borrower”) hereby requests from Hercules Technology Growth Capital, Inc. (“Lender”) an Advance in the amount of                                            Dollars ($                                ) on                             ,            (the “Advance Date”) pursuant to the Loan and Security Agreement between Borrower and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)	Issue a check payable to Borrower

or

(b)	Wire Funds to Borrower’s account

Bank:
Address:

ABA Number:
Account Number:
Account Name:

Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to:  (i) that no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement and in the Warrant Agreement are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that Borrower is in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance

Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents.  Borrower understands and acknowledges that Lender has the right to review the financial information supporting this representation and, based upon such review in its sole discretion, Lender may decline to fund the requested Advance.

Borrower hereby represents that Borrower’s corporate status and locations have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

Borrower agrees to notify Lender promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Borrowing Date and if Lender has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Executed as of [              ], 2014.

BORROWER:

UNIQURE BIOPHARMA B.V.

Signature:

Print Name:

Title:

UNIQURE IP B.V.

Signature:

Print Name:

Title:

UNIQURE RESEARCH B.V.

Signature:

Print Name:

Title:

UNIQURE ASSAY DEVELOPMENT B.V.

Signature:

Print Name:

Title:

UNIQURE QA B.V.

Signature:

Print Name:

Title:

UNIQURE PROCESS DEVELOPMENT B.V.

Signature:

Print Name:

Title:

UNIQURE MANUFACTURING B.V.

Signature:

Print Name:

Title:

UNIQURE NON CLINICAL B.V.

Signature:

Print Name:

Title:

UNIQURE CLINICAL B.V.

Signature:

Print Name:

Title:

UNIQURE, INC.

Signature:

Print Name:

Title:

ATTACHMENT TO ADVANCE REQUEST

Dated:

Borrower hereby represents and warrants to Lender that Borrower’s current name and organizational status is as follows:

Name:

Type of organization:

State of organization:

Organization file number:

Borrower hereby represents and warrants to Lender that the street addresses, cities, states and postal codes of its current locations are as follows:

EXHIBIT B

AMENDED AND RESTATED PROMISSORY NOTE

$20,000,000	Maturity Date: June 30, 2018

FOR VALUE RECEIVED, (i) UNIQURE BIOPHARMA B.V., a private limited liability company incorporated and existing under the laws of the Netherlands, having its corporate seat at Amsterdam, the Netherlands and registered at the trade register of the Chamber of Commerce for Amsterdam under number 34275365 (“uniQure”), (ii) UNIQURE IP B.V., a private limited liability company incorporated and existing under the laws of the Netherlands, having its corporate seat at Amsterdam, the Netherlands and registered at the trade register of the Chamber of Commerce for Amsterdam under number 34275369 (“uniQure IP”), (iii) each of the subsidiaries of uniQure identified on the signature page hereof (uniQure, uniQure IP and such subsidiaries are hereinafter collectively referred to as “Borrower”) hereby promises to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation (the “Lender”)  or the holder of this Amended and Restated Promissory Note (this “Promissory Note”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Promissory Note  may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Twenty Million Dollars ($20,000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at a floating rate per annum equal to the greater of either (a) ten and one quarter of one percent (10.25%), or (b) the sum of (1) ten and one quarter of one percent (10.25%), plus (2) the Prime Rate minus five and one quarter of one percent (5.25%), based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Amended and Restated Loan and Security Agreement dated June     , 2014, by and between Borrower and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof.  All payments shall be made in accordance with the Loan Agreement.  All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein.  An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense.  This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California.  This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the Netherlands, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWER:

UNIQURE BIOPHARMA B.V.

Signature:

Print Name:

Title:

UNIQURE IP B.V.

Signature:

Print Name:

Title:

UNIQURE RESEARCH B.V.

Signature:

Print Name:

Title:

UNIQURE ASSAY DEVELOPMENT B.V.

Signature:

Print Name:

Title:

UNIQURE QA B.V.

Signature:

Print Name:

Title:

UNIQURE PROCESS DEVELOPMENT B.V.

Signature:

Print Name:

Title:

UNIQURE MANUFACTURING B.V.

Signature:

Print Name:

Title:

UNIQURE NON CLINICAL B.V.

Signature:

Print Name:

Title:

UNIQURE CLINICAL B.V.

Signature:

Print Name:

Title:

UNIQURE, INC.

Signature:

Print Name:

Title:

EXHIBIT C

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

1.  Borrower represents and warrants to Lender that Borrower’s current name and organizational status as of each applicable Advance Date is as follows:

Name:	uniQure biopharma B.V.

Type of organization:	private limited liability company (besloten vennootschap met beperkte aansprakelijkheid)

Country of organization:	The Netherlands

Organization file number:	54385229

2.  Borrower represents and warrants to Lender that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:

Name:	AMT biopharma B.V.
Used during dates of:	28 December 2011 – 5 April 2012
Type of Organization:	private limited liability company
Country of organization:	The Netherlands
Organization file Number:	54385229
Borrower’s fiscal year ends on	31 December
Borrower’s employer tax identification number is: 851284334

3.  Borrower represents and warrants to Lender that its chief executive office is located at Meibergdreef 61, 1105 BA Amsterdam, the Netherlands.

EXHIBIT D

BORROWER’S PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

[PROVIDED SEPARATELY]

EXHIBIT E

BORROWER’S DEPOSIT ACCOUNTS AND INVESTMENT ACCOUNTS

Bank address details of all the Dutch entity accounts:

Rabobank Amsterdam

Corporate Banking

Mondriaantoren, Amstelplein 8

1096 BC Amsterdam

The Netherlands

Bank address details of all the US accounts:

Rabobank N.A.

301 Main Street

Salinas, California 93901

Legal entity/account owner	IBAN
Uniqure N.V.	NL68 RABO 0168 4445 69
Uniqure, Inc. (operational account)	Rabobank NA 448387300
Uniqure, Inc. (checking account)	Rabobank NA 533386171
Uniqure Biopharma B.V.	NL02 RABO 0112 6530 06
Uniqure Biopharma B.V. (operational account)	Rabobank NA 322116245
Uniqure Biopharma B.V. (money market account)	Rabobank NA 291372402
Uniqure Biopharma BV (savings acct)	NL87 RABO 1095 4145 42
Uniqure Biopharma BV (savings acct)	NL19 RABO 1095 7018 19
Uniqure Assay Development B.V.	NL88 RABO 0166 9831 95
Uniqure Clinical B.V.	NL98 RABO 0166 9832 09
Uniqure Manufactoring B.V.	NL76 RABO 0166 9832 17
Uniqure Non Clinical B.V.	NL54 RABO 0166 9832 25
Uniqure Process Development B.V.	NL32 RABO 0166 9832 33
Uniqure QA B.V.	NL10 RABO 0166 9832 41
Uniqure Research B.V.	NL05 RABO 0167 7428 41

Legal entity/account owner	IBAN
Uniqure Biopharma B.V.	NL02 RABO 0112 6530 06

Legal entity/account owner	IBAN
Uniqure Biopharma B.V.	NL02 RABO 0112 6530 06

EXHIBIT F

COMPLIANCE CERTIFICATE

Hercules Technology Growth Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301

Reference is made to that certain Amended and Restated Loan and Security Agreement dated June     , 2014 and all ancillary documents entered into in connection with such Loan and Security Agreement all as may be amended from time to time, (hereinafter referred to collectively as the “Loan Agreement”) between Hercules Technology Growth Capital, Inc. as Lender and (i) UNIQURE BIOPHARMA B.V., a                            (“uniQure”), (ii) UNIQURE IP B.V., a                            (“uniQure IP”), (iii) each of the subsidiaries of uniQure (uniQure, uniQure IP and such subsidiaries are hereinafter collectively referred to as “Borrower”), as Borrower. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of the Borrower, knowledgeable of all Borrower’s financial matters, and is authorized to provide certification of information regarding the Borrower; hereby certifies that in accordance with the terms and conditions of the Loan Agreement, the Borrower is in compliance for the period ending                        of all covenants, conditions and terms and hereby reaffirms that all representations and warranties contained therein are true and correct in all material respects on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standard(s) of materiality contained in the Loan Agreement as to such representations and warranties.  Attached are the required documents supporting the above certification.  The undersigned further certifies that these are prepared in accordance with IFRS (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year-end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT REQUIRED CHECK IF ATTACHED

Interim Financial Statements	Monthly within 30 days

Interim Financial Statements	Quarterly within 45 days

Audited Financial Statements	FYE within 150 days

Very Truly Yours,

UNIQURE BIOPHARMA B.V.

By:

Name:

Title:

Its:

EXHIBIT G

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [          ], 20[  ], and is entered into by and between                                                                   , a                        corporation (“Subsidiary”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation, as a Lender.

RECITALS

A.  Subsidiary’s Affiliates, (i) UNIQURE BIOPHARMA B.V., a                            (“uniQure”), (ii) UNIQURE IP B.V., a                           (“uniQure IP”), (iii) each of the subsidiaries of uniQure (uniQure, uniQure IP and such subsidiaries are hereinafter collectively referred to as “Borrower”) have entered into that certain Amended and Restated Loan and Security Agreement dated June     , 2014, with Lender, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B.  Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Borrower’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Lender agree as follows:

1.                                      The recitals set forth above are incorporated into and made part of this Joinder Agreement.  Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.                                      By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were the Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that Lender shall have no duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith.  Rather, to the extent that Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall flow only to Borrower and not to Subsidiary or any other person or entity.  By way of example (and not an exclusive list): (a) Lender’s providing notice to Borrower in accordance with the Loan Agreement or as otherwise agreed between Borrower and Lender shall be deemed provided to Subsidiary; (b) a Lender’s providing an Advance to Borrower shall be deemed an Advance to Subsidiary; and (c) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:
.

By:
Name:
Title:
Address:

Telephone:
Facsimile:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:
Name:
Title:

Address:
400 Hamilton Ave., Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Telephone: 650-289-3060

EXHIBIT H

ACH DEBIT AUTHORIZATION AGREEMENT

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Re:                             Amended and Restated Loan and Security Agreement dated June      , 2014 between (i) UNIQURE BIOPHARMA B.V., a                            (“uniQure”), (ii) UNIQURE IP B.V., a                           (“uniQure IP”), (iii) each of the subsidiaries of uniQure (uniQure, uniQure IP and such subsidiaries are hereinafter collectively referred to as “Borrower”) and Hercules Technology Growth Capital, Inc. (“Lender”) (the “Agreement”)

In connection with the above referenced Agreement, Borrower hereby authorizes the Lender to initiate debit entries for the periodic payments due under the Agreement to t Borrower’s account indicated below.  Borrower authorizes the depository institution named below to debit to such account.

DEPOSITORY NAME	BRANCH

CITY	STATE AND ZIP CODE

TRANSIT/ABA NUMBER	ACCOUNT NUMBER

This authority will remain in full force and effect so long as any amounts are due under the Agreement.

(Borrower)(Please Print)
By:
Date: